Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of ACCO Brands Corporation of our report dated October 10, 2011 relating to the combined financial statements of the MEAD C&OP Business of MeadWestvaco Corporation, which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts,” “Summary Historical Combined Financial Data of the MEAD C&OP Business,” and “Selected Historical Combined Financial Information of the MEAD C&OP Business” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Richmond, VA

December 30, 2011